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                 June 16, 2021

       Peter Thompson
       Chief Financial Officer
       URBAN ONE, INC.
       1010 Wayne Avenue, 14th Floor
       Silver Spring, Maryland 20910

                                                        Re: URBAN ONE, INC.
                                                            Registration
Statement on Form S-3
                                                            Filed June 11, 2021
                                                            File No. 333-257037

       Dear Mr. Thompson:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Anna Abramson, Staff Attorney, at (202) 551-4969 or Larry Spirgel,
       Office Chief, at (202) 551-3815 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Kristopher Simpson